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  F O R M   4                                                OMB APPROVAL
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Check this box if                                   OMB Number         3225-0287
no longer subject                                   Expires:      April 30, 1997
to Section 16, Form 4                               Estimated average
or Form 5 obligations                               burden hours
may continue. See                                   per response ........... 0.5
Instructions 1(b).                                  ----------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    WEISS,       STEVEN               P.
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    (Last)       (First)           (Middle)

             1023 FERNGATE DRIVE
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                   (Street)

    FRANKLIN SQUARE    NEW YORK       11010
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    (City)              (State)       (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    CITYSCAPE FINANCIAL CORP. (CTYS)
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3.  IRS or Social Security Number
    of Reporting Person (Voluntary)

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4.  Statement for
    Month/Year

    JANUARY 1997
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5.  If Amendment, Date of
    Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
             (Check all applicable)

    [   ] Director               [   ] 10% Owner

    [   ] Officer (give title    [ X ] Other (specify
                  below)                    below)

            V.P. AND DIRECTOR OF SUBSIDIARY
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7.  Individual or Joint/Group Filing Reporting
    (Check Applicable Line)

    [X] Form filed by One Reporting Person

    [ ] Form filed by More than One Reporting Person
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   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
         DISPOSED OF, OR BENEFICIALLY OWNED
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
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1.  Title of Security                        2.    Transaction          3.    Transaction        4.  Securities Acquired (A)
    (Instr. 3)                                     Date                       Code                   or Disposed of (D)
                                                                              (Instr. 3)             (Instr. 3, 4 and 5)
                                                   (Month/             -------------------------------------------------------------
                                                    Day/                 Code           V            Amount       (A) or      Price
                                                    Year)                                                         (D)
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
COMMON STOCK                                        1/20/97               M                          40,000        A          $2.50
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

 REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY
                         OWNED DIRECTLY OR INDIRECTLY.
                           (PRINT OR TYPE RESPONSES)

5.  Amount of Securities            6.  Ownership Form                  7.  Nature of Indirect
    Beneficially Owned                  Direct (D)                          Beneficial
    at End of Month                     or Indirect                         Ownership
    (Instr. 3 and 4)                    (I) (Instr. 4)                      (Instr. 4)
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
   210,676                                   D
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


 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

====================================================================================================================================
1.  Title of Derivative Security       2.  Conversion       3.  Transaction     4.  Transaction      5.  Number of
    (Instr. 3)                             or Exercise          Date                Code                 Derivative
                                           Price of             (Month/             (Instr. 8)           Securities
                                           Derivative            Day/                                    Acquired (A) or
                                           Security              Year)                                   Disposed of (D)
                                                                                                         (Instr. 3,
                                                                                                         4 and 5)
                                                                                 ---------------------------------------
                                                                                  Code         V         (A)         (D)
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
EMPLOYEE STOCK
OPTION (RIGHT TO BUY)                     $2.50               1/20/97                M                             40,000
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EMPLOYEE STOCK
OPTION (RIGHT TO BUY)                     $2.50
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EMPLOYEE STOCK
OPTION (RIGHT TO BUY)                     $2.50
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EMPLOYEE STOCK
OPTION (RIGHT TO BUY)                     $2.50
====================================================================================================================================


====================================================================================================================================
1.  Title of Derivative       6.  Date                7.  Title and      8.  Price       9.  Number      10.  Owner-    11. Nature
    Security                      Exercisable             Amount of          of              of Deriv-        ship          of In-
    (Instr. 3)                    and                     Underlying         Deriv-          ative            Form          direct
                                  Expiration              Securities         ative           Secur-           of De-        Bene-
                                  Date                    (Instr. 3          Security        ities            rivative      ficial
                                  (Month/Day/             and 4)             (Instr. 5)      Bene-            Secur-        Own-
                                  Year)                                                      ficially         ity;          ership
                               ----------------------------------------                      Owned at         Direct        (Instr.
                               Date     Expira-      Title     Amount                        End of           (D) or        4)
                               Exer-    tion                   or Num-                       Month            Indi-
                               cisable  Date                   ber of                        (Instr. 4)       rect (I)
                                                               Shares                                         (Instr. 4)
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
EMPLOYEE STOCK                                       COMMON
OPTION (RIGHT TO BUY)         7/1/95    6/1/05       STOCK     40,000                      -0-                D
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EMPLOYEE STOCK                                       COMMON
OPTION (RIGHT TO BUY)         7/1/96    6/1/05       STOCK     40,000                     40,000              D
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EMPLOYEE STOCK                                       COMMON
OPTION (RIGHT TO BUY)         7/1/97    6/1/05       STOCK     40,000                     40,000              D
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EMPLOYEE STOCK                                       COMMON
OPTION (RIGHT TO BUY)         7/1/98    6/1/05       STOCK     30,000                     30,000              D
====================================================================================================================================

Explanation of Responses:


                                        /s/ Steven P. Weiss             2/6/97
                                -------------------------------------   ------
                                   ** Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and
   15 U.S.C. 78ff(a).

Note: File three copies of this Form,
      one of which must be manually signed.
      If space provided is insufficient,
      see Instruction 6 for procedure.